UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 22, 2014

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in its Charter)

Ireland	001-31560	98-0648577
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

38/39 Fitzwilliam Square Dublin 2 Ireland	NA
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (353) (1) 234-3136

NA

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Director Departures

On July 22, 2014, Lydia M. Marshall and Dr. Seh-Woong Jeong, two of Seagate Technology plc’s (the “Company”) directors, notified the Board of Directors of the Company (the “Board”) that they will not stand for re-election at the Company’s 2014 Annual General Meeting (the “2014 AGM”). Neither Ms. Marshall’s nor Dr. Jeong’s decision was the result of any disagreement with the Company. Both Ms. Marshall and Dr. Jeong will continue to serve on the Board until the expiration of their current terms at the 2014 AGM.

(e) Executive Bonus Opportunities

On July 22, 2014, the Compensation Committee of the Board approved a cash bonus opportunity for the Company’s 2015 fiscal year for each of William D. Mosley, President, Operations and Technology, Albert A. “Rocky” Pimentel, President, Global Markets and Customers, and James Lerner, President, Cloud Systems and Solutions.

The bonus opportunity, which is in addition to the bonus that may be earned under the Executive Officer Performance Bonus Plan (the “EOPB”), is up to 25% of each executive’s annual base salary. The payout will be based on the level of funding of the EOPB for the Company’s 2015 fiscal year, up to target, as well as the achievement of individual goals tied to strategic objectives for each executive’s organization during the 2015 fiscal year. For Mr. Mosley, these goals relate to overseeing the development and improvement of certain new and existing technologies and implementing various operational efficiency strategies in the Company’s global manufacturing operations. For Mr. Pimentel, these goals relate to pricing strategies, sales force development and focused strategies for the sales of the Company’s products in various markets. For Mr. Lerner, these goals relate to developing architectures for the advancement of certain strategies, the integration of certain acquisitions and overseeing the development of the Cloud Systems and Solutions organization, sales force and branding.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

By:	/s/ KENNETH M. MASSARONI

Name:	Kenneth M. Massaroni
Title:	Executive Vice President, General Counsel and Chief Administrative Officer

Date: July 23, 2014

3